As filed with the Securities and Exchange Commission on June 15, 2018
Registration No. 333-30184
Registration No. 333-52894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT NO. 333-30184

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4MEF
REGISTRATION STATEMENT NO. 333-52894
UNDER
THE SECURITIES ACT OF 1933

TIME WARNER LLC
(successor in interest to TIME WARNER INC.)
(Exact name of registrant as specified in its charter)

Delaware	7370	82-2449954
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Time Warner Center
New York, NY 10019-8016
(212) 484-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul T. Cappuccio
Executive Vice President
and General Counsel
Time Warner LLC
One Time Warner Center
New York, NY 10019-8016
(212) 484-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
George F. Schoen
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7415
(212) 474-1000

Approximate date of commencement of the proposed sale of the securities to the public:  Not Applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following registration statements of Time Warner Inc. (f/k/a AOL Time Warner Inc.) (the “Registrant”) on Form S-4 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement No. 333-30184 on Form S-4 filed with the SEC on February 11, 2000, as amended by Amendment No. 1, filed with the SEC on March 24, 2000, as further amended by Amendment No. 2, filed with the SEC on April 25, 2000, as further amended by Amendment No. 3, filed with the SEC on May 18, 2000, and as further amended by Amendment No. 4, filed with the SEC on May 19, 2000, pertaining to the registration of an aggregate of 4,115,782,406 shares of common stock, $0.01 par value (pre-reverse stock split), 171,185,826 shares of Series LMCN-V common stock, $0.01 par value, 3,127,612 shares of Series E preferred stock, $0.10 par value, 15,766 shares of Series F preferred stock, $0.10 par value, 700,000 shares of Series I preferred stock, $0.10 par value, and 1,608,708 shares of  Series J preferred stock, $0.10 par value, for issuance pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of January 10, 2000, among AOL Time Warner Inc., America Online, Inc., Time Warner Inc., America Online Merger Sub Inc. and Time Warner Merger Sub Inc. (the “Time Warner/AOL Merger Agreement”).

●
Registration Statement No. 333-52894 on Form S-4MEF filed with the SEC on December 28, 2000 pertaining to the registration of an additional 94,790,746 shares of common stock, $0.01 par value (pre-reverse stock split), for issuance pursuant to the Time Warner/AOL Merger Agreement.

The Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the Post-Effective Amendments described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 15, 2018.

TIME WARNER LLC,
as successor by merger to Time Warner Inc.,

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.